                                                                      EXHIBIT 12

                               FLUOR CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                YEAR ENDED OCTOBER 31
                                 ----------------------------------------------------
                                   1994       1995       1996       1997       1998
                                 --------   --------   --------   --------   --------
Earnings from continuing
  operations before income
  taxes........................  $303,299   $362,214   $413,218   $255,269   $362,626
Add (subtract)
  Undistributed earnings from
     less than 50% owned
     persons...................    (6,000)      (163)    (7,369)    (1,103)    (8,090)
  Fixed charges................    36,872     35,597     41,585     61,538     76,599
                                 --------   --------   --------   --------   --------
  Total........................  $334,171   $397,648   $447,434   $315,704   $431,135
                                 ========   ========   ========   ========   ========
Fixed charges
  Interest expense.............  $ 16,861   $ 13,385   $ 16,051   $ 30,758   $ 45,277
  Portion of rental expense
     representative of interest
     factor....................    20,011     22,212     25,534     30,780     31,322
                                 --------   --------   --------   --------   --------
  Total fixed charges..........  $ 36,872   $ 35,597   $ 41,585   $ 61,538   $ 76,599
                                 ========   ========   ========   ========   ========
  Ratio of earnings to fixed
     charges(1)................      9.06      11.17      10.76       5.13       5.63
                                 ========   ========   ========   ========   ========


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(1) For purposes of computing the ratio of earnings to fixed charges, "earnings"
    consist of earnings from continuing operations before provision for income taxes plus fixed charges less undistributed earnings from less than 50% owned persons. "Fixed charges" consist of interest and debt expense, capitalized interest and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of such rental expense.